Exhibit 5.2

December 9, 2016

Cenveo, Inc.
200 First Stamford Place
Stamford, CT 06902

Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as special Colorado counsel to Cenveo, Inc., a Colorado corporation (the “Company”), in connection with its Registration Statement on Form S-3, No. 333-214790 (the “Registration Statement”) initially filed with the Securities and Exchange Commission on November 23, 2016 and amended on the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of (i) 12,415,567 outstanding warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (ii) 1,551,946 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of the Warrants. The Warrants were issued pursuant to a Warrant Agreement, dated as of June 10, 2016 (the “Warrant Agreement”), between the Company and Computershare Trust Company, N.A., as warrant agent.

In connection with the foregoing, we have examined the Registration Statement, including the prospectus which forms a part of the Registration Statement. We also have examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of the Warrant Agreement and such other corporate records, instruments, agreements or other documents (including the articles of incorporation and bylaws of the Company and resolutions of the Company authorizing the execution of the Warrant Agreement and the Warrants), and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. The opinion in paragraph 1 below regarding the valid existence of the Company is based solely on our review of the Certificate of Good Standing issued by the Secretary of State of the State of Colorado dated December 9, 2016, speaks only as of the date of such certificate and is limited to the meaning set forth in such certificate.

Based upon and subject to the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Company is a corporation validly existing under the laws of the State of Colorado.

2.
The Company has the corporate power and authority to execute and deliver the Warrant Agreement and to perform its obligations thereunder. All corporate action required to be taken for the due and proper authorization, execution and delivery by the Company of the Warrant Agreement and the consummation by the Company of the transactions contemplated thereby has been duly and validly taken.

3.
When the applicable provisions of the Act and such “Blue Sky” or other state securities laws as may be applicable shall have been complied with, the Warrant Shares have been authorized by all necessary corporate action of the Company and such Warrant Shares, when issued in accordance with the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

We are admitted to the bar in the State of Colorado. We express no opinion as to the laws of any jurisdiction other than the Colorado Business Corporation Act. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.
This opinion letter is rendered to you in connection with the filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act of the rules and regulations of the Commission.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP